Exhibit 99.1

1025 Eldorado Boulevard

Broomfield, Colorado 80021

www.Level3.com

NEWS RELEASE

Level 3 contacts:

Media:	Josh Howell	Investors:	Robin Grey
	720-888-2517		720-888-2518

	Jennifer Daumler		Sandra Curlander
	720-888-3356		720-888-2501

Level 3 Announces Final Results

Of Private Debt Exchange Offer

BROOMFIELD, Colo., January 11, 2006 — Level 3 Communications, Inc. (NASDAQ: LVLT) announced today the final results of its previously announced private exchange offers to exchange its 9 1/8% Senior Notes due 2008, 11% Senior Notes due 2008 and 10 ½% Senior Discount Notes due 2008 (together the “old notes”).

As of 11:59 p.m. Eastern time, Tuesday, January 10, 2006 (the “expiration date”), approximately $692 million in total principal amount of the old notes had been validly tendered representing approximately 54% of the aggregate principal amount outstanding of all Level 3’s notes with a 2008 maturity and approximately 56% of the aggregate principal amount of the old notes.

On January 13, 2006, the expected closing date of the exchange offer, Level 3 will issue approximately $692 million in aggregate principal amount of a new issue of 11.5% Senior Notes due March 1, 2010. Additionally, Level 3 will pay approximately $46 million in total cash consideration for the old notes that have been accepted for exchange and approximately $13 million in cash for total accrued interest on the old notes that have been accepted for exchange to the closing date.

The principal amount of old notes tendered is set forth in the table below.

Title of old notes to be exchanged	CUSIP	Aggregate Principal Amount Outstanding Before Exchange Offers	Aggregate Principal Amount Tendered	Aggregate Principal Amount of Old Notes to Remain Outstanding	Total Cash Payment(1)
9 1/8% Senior Notes due 2008	52729NAC4 U52782AA4 52729NAA8	$954,195,000	$555,788,000	$398,407,000	$36,102,920
11% Senior Notes due 2008	52729NAK6	$132,495,000	$54,438,000	$78,057,000	$5,159,985
10 1/2% Senior Discount Notes due 2008(2)	52729NAE0	$143,582,000	$81,491,000	$62,091,000	$5,050,692

(1) Represents Total Cash Payment including Cash Payment for all validly tendered notes and Early Participation Cash Payment for all notes tendered on or before December 22, 2005 at 5:00pm Eastern Time.

(2) Fully accreted.

The exchange offers were made only to qualified institutional buyers and institutional accredited investors inside the United States and to certain non-U.S. investors located outside the United States.

The new notes have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Level 3 will enter into a registration rights agreement pursuant to which it will agree to file an exchange offer registration statement with the Securities and Exchange Commission with respect to the new notes.

About Level 3 Communications

Level 3 (Nasdaq:LVLT) is an international communications and information services company. The company operates one of the largest Internet backbones in the world, is one of the largest providers of wholesale dial-up service to ISPs in North America and is the primary provider of Internet connectivity for millions of broadband subscribers, through its cable and DSL partners. The company offers a wide range of communications services over its 23,000-mile broadband fiber optic network including Internet Protocol (IP) services, broadband transport and infrastructure services, colocation services, and patented softswitch managed modem and voice services. Level 3 is an industry leader in IP and VoIP services, which it provides to cable operators, ISPs, carriers and others. Level 3’s E-911 service offering includes both fixed location and nomadic VoIP E-911 capabilities, supporting an FCC-compliant E-911 solution for interconnected VoIP providers.

The company offers information services through its subsidiary, Software Spectrum, and fiber-optic and satellite video delivery solutions through its subsidiary, Vyvx. For additional information, visit their respective Web sites at www.softwarespectrum.com and www.vyvx.com.

The Level 3 logo is a registered service mark of Level 3 Communications, Inc. in the United States and/or other countries. Level 3 services are provided by a wholly owned subsidiary of Level 3 Communications, Inc.

Forward-Looking Statement

Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: developing new products and services that meet customer demands and generate acceptable margins; increasing the volume of traffic on Level 3’s network; overcoming the softness in the economy given its disproportionate effect on the telecommunications industry; integrating strategic acquisitions; attracting and retaining qualified management and other personnel; successfully completing commercial testing of new technology and information systems to support new products and services, including voice transmission services; ability to meet all of the terms and conditions of our debt obligations; overcoming Software Spectrum’s reliance on financial incentives, volume discounts and marketing funds from software publishers; reducing downward pressure of Software Spectrum’s margins as a result of the use of volume licensing and maintenance agreements; and reducing rate of price compression on certain of the Company’s existing transport and IP services. Additional information concerning these and other important factors can be found within Level 3’s filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.